SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-27308

                        AAVID THERMAL TECHNOLOGIES, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                           One Eagle Square, Suite 509
                          Concord, New Hampshire 03301
                                 (603) 224-6191
-------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
-------------------------------------------------------------------------------
            (Title of each class of Securities covered by this Form)

                     12-3/4% Senior Subordinated Notes Due 2007
-------------------------------------------------------------------------------
(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file:
Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)             [ ]
Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)            [ ]
Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)             [ ]
Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)            [ ]
                                      Rule 15d-6                      [ ]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934 Aavid Thermal Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 26, 2000                       By: /s/ Bharatan R. Patel
                                           Name:  Bharatan R. Patel
                                           Title: CEO and President